Exhibit 99.1

Golden Enterprises, Inc. Releases 3rd Quarter Earnings

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--March 26, 2004--Golden Enterprises, Inc.'s (NASDAQ: GLDC) basic and diluted (loss) per share for the three months ended February 29, 2004 were ($.05) compared to ($.04) last year on net sales of $24,102,358 versus $23,954,925. Net sales increased 1% in the third quarter from the same quarter a year ago. During the third quarter, gross margins decreased 1% due to the impact of increased energy and commodity costs.
    Employee benefit costs increased 10% over the same period last year. Management began its annual review of health care coverage, paying special emphasis to strategically maneuvering into lower cost health plans. The burden of health care costs has reached a point by which innovative solutions are needed. Areas of top priority are cost containment and overall quality of coverage which mutually benefit both the Employee and the Company.
    For the nine months ended February 29, 2004, basic and diluted
(loss) per share were ($.05) compared to ($.07) last year, and total net sales were $71,980,117 this year compared to $72,183,211 last year.
    The following is a summary of net sales and income information for the three months and nine months ended February 29, 2004 and February 28, 2003.


                     Three Months Ended         Nine Months Ended
                  ----------------------------------------------------
                  February 29,  February 28, February 29  February 28,
                      2004          2003         2004         2003
                  ----------------------------------------------------

Net Sales          $24,102,358  $23,954,925  $71,980,117  $72,183,211

(Loss) before
 income taxes        ($886,992)   ($700,747)   ($992,309) ($1,376,988)
Income taxes          (337,036)    (266,967)    (382,183)    (527,998)
                   ------------ ------------ ------------ ------------
Net (Loss)           ($549,956)   ($433,780)   ($610,126)   ($848,990)

Basic and diluted
 (Loss) per share       ($0.05)      ($0.04)      ($0.05)      ($0.07)
                   ============ ============ ============ ============

Basic weighted
 shares outstanding 11,883,305   11,883,305   11,883,305   11,883,305
                   ============ ============ ============ ============
Diluted weighted
 shares outstanding 11,883,305   11,883,305   11,883,305   11,885,200
                   ============ ============ ============ ============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc., Birmingham
             Patty Townsend, 205-458-7132